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                                                                      EXHIBIT 99



(PROVINCE HEALTHCARE LOGO)

                                                 NEWS RELEASE
                                                 FOR IMMEDIATE RELEASE

                                                 CONTACT: CHRISTOPHER T. HANNON
                                                 SENIOR VICE PRESIDENT, CFO
                                                 (615) 370-1377



              PROVINCE HEALTHCARE ANNOUNCES SALE OF BRIM HEALTHCARE

         Brentwood, TN, June 30, 2004 - Province Healthcare Company (NYSE: PRV) today announced the sale of the stock of the hospital management company, Brim Healthcare, Inc. to Brim Holding Company, Inc., an independent investor owned Delaware corporation, for approximately $13.2 million in cash. Brim generated approximately $15.8 million in net revenues in 2003.

         Province anticipates recording an after-tax gain on the sale of Brim of approximately $7.0 million, or $0.12 per share, in the second quarter ending June 30, 2004. The gain on the sale of Brim will be reported as discontinued operations.

         Martin S. Rash, Chairman and Chief Executive Officer of Province, said, "Brim Healthcare has been a solid performer for Province since December 1996. However, the hospital management business is not our core business nor in line with the Company's long-term strategic plan focusing solely on rural hospital operations. In the early years of Province, several hospital acquisitions came from Brim, but we no longer see the acquisition possibilities as likely."

         Dave Woodland, President of Brim Healthcare, Inc., said, "While our relationship with Province has been solid, we are excited about our future as a stand alone company and look forward to sustained growth."


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         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 20 general acute care hospitals in 12 states with a total of 2,486 licensed beds.

         Certain information contained in this release constitutes forward-looking statements. These statements are based only on our current estimates of future events. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Those and other risks and uncertainties are described in our most recent reports and filings with the Securities and Exchange Commission. You should not rely on the forward-looking statements contained in this release, as we cannot predict or control many of the factors that may cause future events or results to differ from those forecasted. We undertake no obligation to update any forward-looking statements on the basis of any information, future events or otherwise.


CONTACT: Christopher T. Hannon, Province Healthcare Company (PRV) at
(615) 370-1377